Exhibit 10.14
AWARD TERMS OF
PERFORMANCE-BASED RESTRICTED STOCK UNITS GRANTED UNDER THE
DUPONT EQUITY AND INCENTIVE PLAN

Introduction	You have been granted performance-based restricted DuPont common stock units under the E.I. du Pont de Nemours and Company Equity and Incentive Plan (“Plan”), subject to the following Award Terms. This grant is also subject to the terms of the Plan, which is hereby incorporated by reference. However, to the extent that an Award Term conflicts with the Plan, the Plan shall govern. A copy of the Plan, and other Plan-related materials, such as the Plan prospectus, are available at:

www1.lvs.dupont.com/employeebenefits/sharesandstockoption.html.

Date of Grant	[___]

Type of Award	Performance-based restricted DuPont common stock units

Dividend Equivalents	Dividends payable on the total number of shares represented by your units (including whole and fractional units) will be allocated to your account in the form of units (whole and fractional) based upon the closing stock price on the date of the dividend payment. Dividend equivalent units will be determined after the end of the Performance Period and credited to your account at that time based on the performance-adjusted number of units in your account. Dividend equivalent units will be calculated by taking the final performance-adjusted units and calculating the dividend equivalent units for the first dividend payment date for the Performance Period. The resulting number of dividend equivalent units from the first dividend payment date will be added to the final performance-adjusted number of units before calculating the dividend equivalent units for the second dividend payment date during the Performance Period. This process will be repeated for each subsequent dividend payment date during the Performance Period.

Performance Period	January 1, 2008- December 31, 2010

Vesting Terms	You may not sell, gift, or otherwise transfer or dispose of any of the units.

If you remain an active employee of DuPont from the Date of Grant through the last day of the Performance Period, the number of units that have vested as of the end of the Performance Period, if any, will be based on the achievement of the Performance Metrics set forth below. Except as set forth below, if you terminate employment with DuPont after the Date of Grant but prior to the last day of the Performance Period, unvested units will be forfeited. In the event of a Change of Control (as defined in the Plan), the Performance Metrics set forth below will be deemed to be achieved at the target level (100% of target award earned) and prorated for the portion of the Performance Period preceding the Change of Control.

Performance
Metrics	The final number of units earned is based upon our revenue growth and total shareholder return relative to a group of our peer companies.

Performance and payout are determined independently for each metric. The final overall award is the sum of the two elements

Revenue Payout % x Target Award x 50%	+	TSR Payout % x Target Award x 50%	=	Final Award

1. Revenue growth

Revenue growth is measured based on revenue/sales as reported in company filings and adjusted for major acquisitions/divestitures, but only if the aggregate of major acquisitions/divestitures totals 15% or more of total revenue in a fiscal year. A major acquisition/divestiture is one that accounts for at least 5% of total revenue.

Revenue Growth Percentile Ranking	Percent of Target Award Earned
≤ 25th	0%
25th*	25% (threshold)
50th*	100% (target)
75th*	200% (maximum)

*	Interim points are interpolated on a straight-line basis

♦	For each peer company, revenue growth is based on revenue for the fiscal year preceding the Performance Period (e.g., 12/31/2007) compared to revenue for the last fiscal year of the Performance Period (e.g., 12/31/2010)

♦	Based on the table above, DuPont’s percentile rank in revenue growth against its peer companies is translated into a percentage (of target) payout for 50% of the Award.

2.	Total Shareholder Return (TSR)

TSR represents the total return on a company’s common stock to an investor (stock price appreciation plus dividends).

TSR Percentile Ranking Goal	Percent of Target Award Earned
≤ 25th	0%
25th*	25% (threshold)
50th*	100% (target)
75th*	200% (maximum)

*	Interim points are interpolated on a straight-line basis

For this purpose, TSR is determined as follows:

TSR =	Change in Stock Price + Dividends Paid

Beginning Stock Price

	♦	Beginning Stock Price: average closing price of the stock over the 20 trading days immediately prior to the first day of the Performance Period.

	♦	Ending Stock Price: average closing price of the stock over the last 20 trading days of the Performance Period.

	♦	Change in Stock Price: difference between the Beginning Stock Price and the Ending Stock Price.

	♦	Dividends Paid: total of all dividends paid on one share of stock during the applicable calendar quarter(s) during the Performance Period, provided that dividends shall be treated as though they are reinvested on day of payment based on closing price of the stock on that day.

	♦	Based on the table above, the Company’s percentile rank in TSR against its peer companies is translated into a percentage (of target) payout for 50% of the Award.

Payment		As soon as practicable during your first taxable year ending after the last day of the Performance Period, vested units (including dividend equivalents accruing after the end of the Performance Period and prior to the payment date), if any, will be paid to you or your beneficiary (or estate, if there is no beneficiary), as applicable, in one share of DuPont common stock for each whole unit and a cash payment for any fraction of a unit. The value of each fractional unit will be based on the average high and low prices of DuPont common stock as reported on the Composite Tape of the New York Stock Exchange as of the effective date of payment.
Termination
of Employment

Due to Retirement (as defined in the applicable pension or retirement plan or plan company policy), Lack of Work, Divestiture to Entity Less Than 50% Owned by DuPont, Total and Permanent Disability, or Death	If you are an active employee for six months following the Date of Grant and are an active employee through the date of retirement, disability, death or termination of employment, the units will remain subject to the Vesting Terms. However, the number of units will be prorated based on the number of months you were employed by DuPont from the Date of Grant through the end of the Performance Period.

Due to Any Other Reason (such as voluntary termination)	Units will be forfeited as of the date on which you terminate employment.

Other Forfeiture	If you engage in misconduct, the Company may demand that you repay this Award, or cash payments you received as a result of this Award, within ten (10) days following written demand by the Company. “Misconduct” is defined in the Plan, and includes, but is not limited to, termination for cause (also defined in the Plan) or the breach of a noncompete or confidentiality agreement in your employment agreement.

Change of Control	In the event of a Change of Control in which the consideration paid to the stockholders is solely cash, the Compensation Committee may provide that any units will be cancelled in exchange for a cash payment equal to the consideration paid per share of stock in the Change of Control multiplied by the number of your units.

Deferral	If you are an officer of the Company, you may defer the settlement of this Award in accordance with the procedures established by the Company for that purpose.

Withholding	Shares of DuPont common stock otherwise deliverable in settlement of the units will be automatically used to satisfy withholding for federal, state, and local taxes. Where share withholding is not permitted by local law, the Company is authorized to withhold from other amounts due you (or your beneficiary, as applicable) or require payment of the same from you (or your beneficiary, as applicable). For more information regarding withholding procedures, please refer to the Plan prospectus.